Exhibit 4.4

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of December 8, 2020, by and among Safe-T USA Inc., a Delaware corporation (the “Purchaser”), Chi Cooked LLC, an Illinois limited liability company (the “Company”) and Mr. Kyle Exline (the “Seller”). The Purchaser, the Company and the Seller are collectively referred to herein as the “Parties” or each, individually, a “Party”.

A.  Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I hereto.

B.  The Seller owns all of the issued and outstanding membership interests of the Company (the “Purchased Membership Interests”).

C.  On the terms and subject to the conditions contained in this Agreement, the Seller desires to sell all of the Purchased Membership Interests to the Purchaser and to receive in exchange therefore the Transaction Consideration (as set forth and subject to adjustment as provided in this Agreement).

Now therefore, the Parties agree as follows:

I. CERTAIN INTERPRETIVE MATTERS.

1.1  Certain Interpretive Matters.

1.1.1  Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits, Annexes or Schedules are to Sections, Articles, Exhibits, Annexes, or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with IFRS, (e) words in the singular include the plural and vice versa, (f) all references to $ or dollar amounts will be to lawful currency of the United States, (g) to the extent the term “day” or “days” is used, it will mean calendar days, (h) references to the masculine, feminine or neuter gender include each other gender, (i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (l) reference to any Law shall be construed as a reference to such Law as re-enacted, predesignated, amended or extended from time to time prior to the date hereof, (m) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and (n) each of the Schedules and the disclosures therein will apply and consist of disclosures only to the corresponding section or subsection of this Agreement.

1.1.2  The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached, shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

1.1.3  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

1.1.4  All references to the “knowledge of the Company” or to words or phrases of similar import will be deemed to be references to the actual knowledge of the Knowledge Person, and such knowledge that would reasonably be expected to be known by the Knowledge Person in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry, including (without limitation) of the other personnel and records of the Company and its Affiliates.

II. CLOSING; POST CLOSING ADJUStMENT.

2.1  Purchase and Sale of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to all of the Purchased Membership Interests, free and clear of all Liens. In exchange for the Purchased Membership Interests, the Purchaser shall pay or deliver, as applicable, the Transaction Consideration to the Seller, subject to the adjustments provided in this Agreement.

2.2  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place through the remote exchange of electronic copies of executed documents on the date of this Agreement at such place agreed to by the Purchaser and the Seller, and shall be effective as of 12:01 a.m. Eastern Time on such date (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

2.3  Closing Consideration. As consideration for the Purchased Membership Interests, at the Closing, the Purchaser shall pay to the Seller $1,100,000 in cash. The foregoing payment shall be made by wire transfer of immediately available funds to the respective accounts provided by the Seller to the Purchaser in advance of the Closing (the “Closing Consideration”).

2.4  Post-Closing Adjustment. Within ten (10) Business Days following the Purchaser’s approval of the Purchaser’s consolidated financial statements, including, within it, the Company’s audited financial results (the “2020 Audit Completion Date”) for the period commencing on the Closing Date and ending on December 31, 2020 (the “Audited 2020 FS”), the Purchaser shall prepare and deliver to the Seller a statement showing the Company’s Actual Closing Working Capital, and the calculation of any adjustment to be made to the Closing Consideration based on the difference, if any, between Actual Closing Working Capital and $0.00 (the amount of the Company’s estimated Working Capital as of the Closing Date) (the “Post-Closing Adjustment Statement”).

The Post-Closing Adjustment Statement shall be final, conclusive and binding upon the Parties unless the Seller delivers a written notice to the Purchaser of any objection to the Post-Closing Adjustment Statement (the “Objection Notice”) within twenty (20) days (the “Objection Period”) after delivery of the Post-Closing Adjustment Statement. The Objection Notice must set forth in reasonable detail (x) any item on the Post-Closing Adjustment Statement that the Seller believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) the Seller’s alternative calculation of the Actual Closing Working Capital and any adjustment to the Closing Consideration, as the case may be. Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and all statements by Persons (who shall be identified by name) and documents relied upon by the Seller as forming the basis of such disagreement. If the Seller gives any such Objection Notice within the Objection Period, then the Seller and the Purchaser shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice.

If the Seller and the Purchaser do not resolve the issues raised in the Objection Notice within fifteen (15) days of the date of delivery of the Objection Notice (the “Initial Resolution Period”), either the Seller or the Purchaser may submit such dispute to and such dispute shall be resolved fully, finally and exclusively by KMPG International Limited (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Seller and the Purchaser from the resolution of the dispute. For example, if Seller challenges the calculation in the Post-Closing Adjustment Statement by an amount of $100,000, but the Reviewing Party determines that the Seller has a valid claim for only $40,000, the Purchaser shall bear 40% of the fees and expenses of the Reviewing Party and the Seller shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to the Seller and the Purchaser) as promptly as practicable, but in any event within thirty (30) days following the date of delivery of the Post-Closing Adjustment Statement and provide written submissions detailing (i) whether or not the Post-Closing Adjustment Statement was prepared in accordance with the terms of this Agreement, and (ii) if the Reviewing Party determines that the Post-Closing Adjustment Statement was not prepared in accordance with this Agreement, then only with respect to the disputed items submitted to the Reviewing Party, the Reviewing Party shall determine whether and to what extent (if any) the Post-Closing Adjustment Statement requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by the Purchaser in the Post-Closing Adjustment Statement or as proposed by the Seller in the Objection Notice) (the “Reviewing Party Decision”). The Seller and the Purchaser shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to the Seller, the Purchaser and the Reviewing Party. The procedures of this Section 2.4 are exclusive, and the determination of the Reviewing Party shall be final and binding on the Parties absent fraud. The decision rendered pursuant to this Section 2.4 may be filed as a judgment in any court of competent jurisdiction.

The Post-Closing Adjustment Statement, as it may be adjusted as provided above, shall become the “Final Post-Closing Adjustment Statement” and as such shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following: (i) the expiration of the Objection Period without delivery by the Seller of an Objection Notice; (ii) the resolution of the dispute by the Seller and the Purchaser within the Initial Resolution Period; and (iii) the Reviewing Party Decision.

Any adjustment to the Closing Consideration will be reduced from, or added to, the Earn-Out and Working Capital Adjustment Amount, based on the Final Post-Closing Adjustment Statement. For Tax purposes, any increased or decreased payment by the Purchaser under this Section 2.4 shall be treated as an adjustment to the Closing Consideration.

2.5  Earn-Out Payment.

2.5.1  In addition to the Closing Consideration, and subject to the terms below, provided that the Company’s Operating Income for the twelve-month period ending December 31, 2021 (“Fiscal Year 2021”), according to the Purchaser’s consolidated financial statements, including, within it, the Company’s audited financial results, for Fiscal Year 2021 (“Audited 2021 FS”), is at least 37.5% of the Company’s Revenues for Fiscal Year 2021, the Seller shall be entitled to a contingent consideration payment (the “Earn-Out”) equal to the amount, if any, by which the Company’s Revenues for Fiscal Year 2021, according to the Audited 2021 FS, exceed One Million U.S. Dollars (USD $1,000,000), plus any positive Actual Closing Working Capital or less any negative Actual Closing Working Capital, as shown on the Final Post-Closing Adjustment Statement (the “Earn-Out and Working Capital Adjustment Amount”). Any Earn-Out and Working Capital Adjustment Amount due to the Seller shall be paid by the Purchaser to the Seller within 30 days following completion of the Audited 2021 FS (the “2021 Audit Completion Date”). To the extent any amounts are due to the Purchaser after taking into consideration the Earn-Out and Working Capital Adjustment Amount, such amount shall be paid by the Seller to the Purchaser within 30 days following the 2021 Audit Completion Date. The Purchaser shall maintain separate accounting books and records for the Company from the Closing Date through December 31, 2021. Within ten (10) Business Days following the Purchaser’s approval of the Audited 2021 FS, the Purchaser shall deliver the Audited 2021 FS to the Seller along with the Purchaser’s calculation of the Earn-Out. Resolution of any dispute over the Earn-Out will be resolved using the same principles and mechanisms set forth in Section 2.4.

2.5.2  The Purchaser may, at its sole discretion, pay up to 25% of the Earn-Out and Working Capital Adjustment Amount by issuance of American depositary shares (“Parent ADSs”) of the Purchaser’s ultimate parent, Safe-T Group Ltd., a corporation, organized and existing under the laws of the State of Israel (“Parent”), which ordinary shares are traded on the Tel-Aviv Stock Exchange (TASE) and ADSs, representing the ordinary shares are publicly traded on NASDAQ (the “Earn-Out Shares”). The number of Earn-Out Shares to be issued shall be equal to the quotient of the dollar amount of the elected portion of the Earn-Out and Working Capital Adjustment Amount to be paid through the issuance of Earn-Out Shares divided by the Volume Weighted Average Price of Parent ADSs on NASDAQ during the thirty (30) trading days prior to the payment date of the Earn-Out and Working Capital Adjustment Amount.

2.5.3  Registration of Securities. Any securities delivered to the Seller in connection with the transactions contemplated hereunder shall not be registered with the U.S. Securities and Exchange Commission (the “SEC”) when issued, and the ordinary shares underlying the Parent ADSs shall be subject to the limitations on sale and transferability applicable under Israeli and United States law, provided, however, if the Parent ADSs are publicly traded on NASDAQ at the time of delivery, the Parent shall, subject to applicable law, prepare and file with the SEC a registration statement (a “Registration Statement”) covering the non-underwritten resale of all of the Earn Out Shares, within reasonable time following the issuance of such securities to the Seller. The Company shall use its commercially reasonable efforts to cause each such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. The Seller shall provide such information and other cooperation in connection with such filings as shall be reasonably requested by the Purchaser.

2.5.4  Post-Closing Operation. The Purchaser acknowledges the interest of the Seller in the Company earning the profits of which it is fairly able during the Fiscal Year 2021. To facilitate the Company’s expected revenue target for the Fiscal Year 2021, Seller shall prepare and submit to Purchaser on or before December 15, 2020, an operating budget with respect to the Company for the Fiscal Year 2021, which budget shall include Operating Income of at least 37.5% of the Company’s Revenue for such period (the “Operating Budget”). Subject to timely receipt of the Operating Budget, Purchaser undertakes that during Fiscal year 2021, Purchaser shall do the following, except as otherwise agreed, or as a result of any breach of Seller’s represntations and warranties hereunder, or to the extent that any covenant, obligation, or restriction set forth below may reasonably be expected to have an adverse effect on the operations, business, or financial condition of the Company:

(a)  permit (and not take or authorize any action to materially and adversely affect the ability of) the Company to conduct business operations in the Ordinary Course, and further covenant to use all reasonable efforts to procure (so far as they are respectively able) that the business of the Company will continue to be carried out in the Ordinary Course; and

(b)  ensure that all transactions between the Company and any affiliate of Purchaser shall be carried out on an arm’s length basis and upon normal commercial terms, provided that, in the case of Purchaser providing services or products to the Company, the terms of such transactions shall be no less favorable to the Company than the terms of any similarly-situated customer of Purchaser.

Without prejudice to the generality of the foregoing, and except as otherwise agreed or to the extent that this provision may have a material adverse effect on the Purchaser’s operations, business or financial condition, the Purchaser agrees that during Fiscal Year 2021, the Purchaser shall not, and will exercise its equity holdings in the Company so that the Company shall not, permit the Company to take any action or cause or permit anything to be done with the principal purpose of avoiding or reducing the amount of the Earnout.

Notwithstanding any other provision of this Agreement, the Company will not be permitted to, and the Purchaser has no any obligation to cause the Company to:

(a)  take any action, or refrain from taking any action, where such action or inaction is contrary to the written corporate policies of the Purchaser, as applied generally to its group;

(b)  directly or indirectly breach or violate, or actively or passively contribute to the breach or violation of any Law applicable to it, the Purchaser or any other Affiliate of Purchaser, or violate or infringe, any contract to which the Company is party and such violation or infringement is not tolerated by the counterparty to such contract, or actively or passively contribute to the violation or infringement of, the Intellectual Property Rights of any other Person;

(c)  take any action not provided for in the budget of the Company, as will be adopted by the Board of the Company from time to time, provided, that any operating expenses identified therein can be increased proportionately to the increase in Revenue over and above the budgeted amount, and provided, further, that such budget was adopted by the Board of the Company;

(d)  take any action to accelerate Revenue (including but not limited to by way of changing payment terms), or any other action, in each case where its intended effect would be to preclude the Seller from receiving the Earn-Out or where its intended effect is to manipulate the Working Capital Adjustment Amount; or

(e)  take any action outside of the Ordinary Course, including selling all or substantially all the assets of the Company or discontinuing or reducing the scale of the business.

Seller acknowledges that the Company’s achievement of the Earnout thresholds set forth in this Agreement is subject to various unforeseeable risks and uncertainties that could put at risk the possibility that the Earnout becomes due from Purchaser. Moreover, absent the Company’s achievement of the Earnout thresholds set forth in this Agreement, no provision of the Agreement, or any other agreement between the parties shall be deemed to be a guarantee by Purchaser of the payment of the Earn-Out Amount.

2.6  Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.7  Withholding. Each of the Purchaser and the Company shall be entitled to deduct or withhold from any consideration payable pursuant to this Agreement such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law and to collect IRS Forms W-9 or similar information from any recipients. To the extent any such amounts are so deducted or withheld and properly remitted to the appropriate taxing Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.8  Retention of the Seller; Agreements with Company’s Service Providers; No Additional Business Out of Ordinary Course.

2.8.1  At the Closing, the Company and the Seller will enter into an Employment Agreement in a form mutually agreed upon prior to Closing (the “Seller Services Agreement”) providing for the terms of his employment.

2.8.2  At the Closing, the Company will enter into an agreement with each of its existing employees and consultants listed on Schedule 2.8.2 (each, a “Service Provider”) providing for the terms of their ongoing service to the Company (the ”Service Provider Agreements”).

2.8.3  No later than the Closing, Company shall, and Seller shall cause the Company, to dispose liquidate and wind-up any business and/or inventory which is out of scope of Company’s Business (the “OOS Business”), in such manner where, inter-alia, Company shall hold no stock and/or inventory related to the OOS Business, nor have any rights, assets and/or liabilities pertaining thereto. It is clarified that no OOS Business related assets shall be taken into account in calculating any Working Capital.

2.8.4  Prior to the Closing, the Seller may cause the Company to distribute to himself cash in excess of $30,000.

2.8.5  At the Closing, the Company will enter into a termination agreement with each of its existing employees and consultants listed on Schedule 2.8.5 in the forms attached hereto as Exhibit 2.8.5.

III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller hereby represents and warrants to the Purchaser as follows:

3.1  Existence and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. The Company has the requisite company power and authority and all Permits required to carry on the Business as presently conducted. The Company is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where such qualification is required. The Company has delivered to the Purchaser true and complete copies of its Organizational Documents and is not in violation of any provision of its Organizational Documents. The Company is not the subject of any bankruptcy, dissolution, liquidation, receivership, conservatorship, reorganization or similar proceeding.

3.2  Authorization; Enforceability.

3.2.1  The Company has the requisite company power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is or will be a party. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been duly authorized, executed and delivered by the Company. Assuming the due authorization, execution, and delivery by the other Parties to this Agreement and each Ancillary Agreement, this Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the Company, and once executed, will constitute, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by the Purchaser.

3.2.2  The Seller’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Seller’s capacity, power and authority. The Seller has all requisite capacity, power and authority to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Seller is or will be a party. This Agreement and each Ancillary Agreement to which the Seller is or will be a party has been or will be duly executed and delivered by the Seller, and once executed, will constitute, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by the Purchaser.

3.3  Non-Contravention; Consents; Restrictive Documents.

3.3.1  Except as disclosed on Schedule 3.3.1, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, did not, does not, and will not (a) violate the governing or Organizational Documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent, or approval of, or the giving of any notice to (including under any right of first refusal, put option, or similar provision), any court or other Person (including filings, consents, or approvals required under any Permits of the Company or the Seller, or any Permits, leases, franchises, Contracts or other agreements to which the Company or the Seller are or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Company or the Seller, (e) result in a loss of any benefit to which the Company or the Seller is entitled under any agreement, any Permit held by, or other instrument binding upon or providing rights to the Company or the Seller, or (f) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or the Seller, or the Purchased Membership Interests.

3.3.2  Except as disclosed on Schedule 3.3.2, neither the Seller nor the Company are subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, Permit, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had or would reasonably be expected to have a Material Adverse Effect or that would materially and adversely affect any of the assets or properties of the Company, (b) would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company or the Seller with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company or the Seller are, as contemplated by this Agreement, to become a party, or the continued operation of the Business by the Company after the date of this Agreement or the Closing Date on substantially the same basis as historically operated, or (c) would restrict the ability of the Company to acquire any property or assets, market, sell, or otherwise distribute products or merchandise, or provide its services or conduct the Business in any area.

3.3.3  The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller is or will be a party does not and will not (a) violate any applicable Law or Order, (b) require any material filing with or material permit, consent, or approval of, or require the giving of any notice to, any Person, (c) result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Seller, or to a loss of any benefit to which the Seller is entitled, under any material Contract to which the Seller is a party, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or the Seller, or the Purchased Membership Interests.

3.4  Capitalization.

3.4.1  The Purchased Membership Interests constitute all of the issued and outstanding limited liability company interests of the Company. No current or former equity holder or any other Person is contesting or has asserted that any dispute exists as to the ownership of the Company, the Purchased Membership Interests or any distributions or contributions relating thereto. Other than the Purchased Membership Interests, there are no authorized or outstanding (a) shares of capital stock, equity interests, or other securities of the Company, (b) securities of the Company convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any shares of capital stock, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of shares of capital stock, equity interests, or other securities of the Company on any matter (the items in Clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the Company Securities. There are no outstanding or authorized appreciation, phantom interests, profit participations, or similar rights with respect to any Company Securities.

3.4.2  The Purchased Membership Interests are duly authorized and validly issued. The Purchased Membership Interests are lawfully owned of record and beneficially held by the Seller, free and clear of any Liens. The Company Securities are not subject to any voting trust agreements, stockholder agreements, registration rights agreements, pledge agreements, buy sell agreements, powers of attorney or other Contract, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any Contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof. At the Closing, the Purchaser will acquire good title to the Purchased Membership Interests free and clear of Liens or any other claims, interests, or clouds on title. The Purchased Membership Interests were not issued in violation of any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, or other similar rights or restrictions on transfer.

3.4.3  The Company does not own, directly or indirectly, any capital stock, membership interests, or other securities of any Person. No current or former equity holder or any other Person is contesting the ownership of the equity interests of any Subsidiary or any distributions or contributions relating thereto.

3.5  Financial Statements; Company’s Books.

3.5.1  The Company has delivered to the Purchaser true, complete, and correct copies of the October 2020 Results, copies of which are attached as Schedule 3.5.1. The October 2020 Results (a) are correct, accurate and complete, (b) reflect the consistent application of cash-based accounting principles throughout the periods involved, (c) have been prepared using the same accounting principles and practices as the Company has used historically, (e) are derived from and accurately reflect the books and records (including the general ledgers) of the Company, and (f) other than adjustments made in the Ordinary Course which are not reflected on the October 2020 Results, fairly present the financial position of the Company at the dates thereof and the results of the operations, changes in members’ equity, and cash flows of the Company for the periods indicated. The Company has also delivered to the Purchaser true and complete copies of all letters and similar written correspondence of any kind from the Company’s accountants to the Company together with true and complete copies of all responses thereto.

3.5.2  The books of account, minute books, membership ownership record books, and other records of the Company, if any, have been made available to the Purchaser. All such records are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with applicable legal and accounting requirements and sound business practices. The Company does not maintain any off-the-book or undisclosed accounts and the Company’s assets are used only in accordance with management’s directives. The records provided to Purchaser contain accurate and complete records of all meetings held of, and action taken by, the members, managers and committees of the Company and no meeting of any such members, managers or committees of the Company at which any material company or other action was taken has been held for which minutes have not been prepared and are not contained in such records. Except as disclosed on Schedule 3.5.2, the Company does not have any of its books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of the Company.

3.5.3  The Seller is the record owner of and has good and valid title to his portion of the Purchased Membership Interests, free and clear of any Liens. At the Closing, the Seller shall (a) convey to the Purchaser valid title to the Purchased Membership Interests, free and clear of any Liens.

3.5.4  The Company has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (a) that transactions, receipts, and expenditures of the Company are being executed and made only in accordance with appropriate policies, procedures, and authorizations of management of the Company, and (b) that transactions related to the business of the Company are recorded as necessary (i) to permit preparation of financial records or financial statements in conformity with IFRS and (ii) to maintain accountability for assets. The Company has not identified or been made aware of any fraud that involves the Company, its Affiliates, or their management, or other current employees or any Claim or allegation regarding any of the foregoing, and the Company has not received any written notice or communication from any of their independent accountants regarding any of the foregoing.

3.5.5  As of, and after giving effect to, the Closing, the Company will not have any Indebtedness or Selling Expenses. Neither the Company nor any manager, officer or employee of the Company has taken any action or omitted to take any action in connection the Company’s application for or receipt of a loan under the Paycheck Protection Program established by the United States Small Business Administration that would, or would reasonably be expected to, violate any applicable Law or result in material Liability to the Company or any manager, officer or employee of the Company.

3.5.6  The Company does not, and never had, a limited liability company agreement, or a similar agreement between the Company and any owners of the Company’s membership interests.

3.5.7  The Company has not secured any funds nor has entered into any arrangement concerning the same under the Paycheck Protection Program established by the United States Small Business Administration and/or any other governmental authority. The Company has not applied to receive nor has received any governmental financial grant nor any similar aid.

3.6  No Undisclosed Liabilities. There are no liabilities or obligations of the Company, or facts or circumstances, that could give rise to liabilities of the Company, whether accrued, contingent, absolute, determined, determinable, or otherwise (collectively “Liabilities”), other than (a) Liabilities fully recorded or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) Liabilities specifically disclosed on Schedule 3.6, (c) immaterial Liabilities incurred since the Balance Sheet Date in the Ordinary Course, and (d) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement which constitute Selling Expenses.

3.7  Interested Transactions. Schedule 3.7 contains a complete list of (a) all amounts and obligations owed between any manager, executive officer, the Seller or any of their Affiliates or members, on the one hand, and the Company, on the other hand, and (b) transactions or services provided between any manager, executive officer, the Seller or any of their Affiliates or members, on the one hand, and the Company, on the other hand. Except as disclosed on Schedule 3.7, since the Balance Sheet Date, there has not been any accrual of liability or incurrence of an obligation by the Company to the Seller or any of his Affiliates, or between the Company and the Seller or any of his Affiliates, or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by the Company to the Seller or any of his Affiliates, or the incurrence of any legal or financial obligation to any such Person.

3.8  Tax Matters.

3.8.1  Except as disclosed on Schedule 3.8:

(a)  All Tax Returns required to be filed by the Company have been duly and timely filed. The Company or the Seller have paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)  There are no Tax claims, audits or proceedings pending or, to the knowledge of the Company, threatened against the Company. There are no rulings, subpoenas or requests for information pending with respect to the Company with any Governmental Authority. There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.

(c)  The Company has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

(d)  True and correct copies of all federal, state and material local income Tax Returns filed by the Company for taxable years 2017, 2018, and 2019 have been provided to the Purchaser. All elections with respect to Taxes affecting the Company have been disclosed or attached to the Tax Returns of the Company.

(e)  The Company is not a party to or bound by any Tax allocation or Tax Sharing Agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes. The Company has not incurred any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)  The Company is not a party to any joint venture, limited liability company agreement, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(g)  There are no Liens for Taxes upon any of the assets of the Company, other than Permitted Liens.

(h)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company prior to the Closing Date; (ii) change in method of accounting by the Company for a taxable period ending on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, (v) election by the Company under Section 108(i) of the Code prior to the date hereof, or (vi) for any other reason.

(i)  The Company has not made any payments and is not obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(j)  The Company has not ever been a United States real property holding company with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no withholding of federal income Tax will be required under Section 1445 of the Code in connection with the transaction contemplated by this Agreement.

(k)  The Company has not entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(l)  The Company has not distributed equity securities of any Person and has not had its equity securities distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

(m)  The Company has disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n)  The Company has not, and has not had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(o)  Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) of the Company has at all times been operated and maintained in accordance with the requirements of Section 409A of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any penalties or taxes that may become payable under Section 409A of the Code.

(p)  As of the Closing Date, the Company will not hold assets that constitute U.S. property within the meaning of Section 956 of the Code.

(q)  The Company has collected all sales, use and value added Taxes required to be collected, and has remitted on a timely basis to the appropriate Tax authorities all sales, use and value added Taxes required to be paid, or has been furnished properly completed exemption certificates.

(r)  All related party transactions entered by any of the Company were made at fair market value (at arms’ length sale) and in compliance with the applicable Laws and the Company is in possession of transfer pricing studies conducted by a certified accountant with respect to all such related party transactions.

(s)  The Company (i) has made an election as described in Section 1362 of the Code to treat the Company as an S corporation, (ii) has received an approval from the IRS for that election and (iii) through the Closing Date has continued to operate the Company at all times to meet all the requirements of Section 1361(b) of the Code.

3.8.2  Schedule 3.8.2 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or will be properly payable by the Company as of the Closing Date. No claim has been made by a taxing authority in a jurisdiction where the Company does not file a Tax Return.

3.9  Absence of Certain Changes. Except as disclosed on Schedule 3.9 or as contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course and the Company has not:

3.9.1  amended or modified its governing or Organizational Documents;

3.9.2  outside the Ordinary Course, changed any salaries or other compensation of, or paid any bonuses to, any manager, officer, or employee of the Company, as applicable, or entered into any employment, severance, or similar agreement with any manager, officer, or employee of the Company;

3.9.3  adopted, amended or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

3.9.4  entered into, materially modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract or materially changed any business practice;

3.9.5  made, promised to make, or agreed to make any payment, distribution, or contribution to any of the Seller, or any manager, officer, or employee of the Company, except in the Ordinary Course;

3.9.6  incurred, assumed, or guaranteed any Indebtedness;

3.9.7  granted any Lien other than a Permitted Lien;

3.9.8  issued or sold any Company Securities or made any other changes in the Company’s capital structure;

3.9.9  set aside or paid any distribution with respect to the Company Securities or repurchased, redeemed, or otherwise acquired directly or indirectly, any outstanding Company Securities;

3.9.10  made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;

3.9.11  directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, assets or rights or any interest therein, except in the Ordinary Course;

3.9.12  entered into or amended the terms of any lease of real property;

3.9.13  (i) wrote-off as uncollectible any notes or Accounts Receivable except write-offs in the Ordinary Course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any material asset of the Company, except in the Ordinary Course or (iii) altered the customary time periods for collection of Accounts Receivable or payments of accounts payable;

3.9.14  paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any action for Damages, or commenced any lawsuit for Damages, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, (ii) liabilities incurred or paid since the Balance Sheet Date in the Ordinary Course, or (iii) payment of Indebtedness in accordance with Section 6.1;

3.9.15  entered into any compromise or settlement of, or taken any other action with respect to, any litigation, action, suit, claim, proceeding, or investigation;

3.9.16  made or committed to make any loan, extension of credit, gift, advance, or capital contributions to or investment in any Person;

3.9.17  incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto;

3.9.18  entered into any new line of business outside of its existing lines of business;

3.9.19  terminated or closed any material facility, line of business, or operation;

3.9.20  caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Company or its assets;

3.9.21  waived, canceled, sold, leased, licensed or otherwise disposed of, for less than the face amount thereof, any material claim or right it has against others;

3.9.22  granted or paid any severance or termination pay to any former officer, manager, or employee;

3.9.23  directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person or (ii) any assets that are otherwise material to the Company;

3.9.24  created any Subsidiary;

3.9.25  adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

3.9.26  suffered any Material Adverse Effect; or

3.9.27  committed, agreed to, or entered into a Contract to do any of the foregoing.

3.10   Contracts.

3.10.1  Except for this Agreement and the Ancillary Agreements or as disclosed on Schedule 3.10.1, the Company is not a party to or bound by any of the following agreements (whether written or oral):

(a)  any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of equity, sale of assets, or otherwise);

(b)  any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the equity interests of the Company;

(c)  any Contract that limits the Company from marketing, selling, or otherwise distributing its products or merchandise or providing its services in any geographic area, or from competing in any line of business or geographic area or with any Person, or that contains a “most favored nation” or similar provision or providing minimum purchase or sale obligations;

(d)  any Contract or arrangement with (i) the Seller or any of his Affiliates, or (ii) any manager or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such manager or officer;

(e)  any management service, consulting, employment, or any other similar type of Contract;

(f)  any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company other than in the Ordinary Course;

(g)  any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan;

(h)  any Contract involving payments by or to the Company of more than $10,000 in any twelve-month period;

(i)  any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of the Company’s products and services;

(j)  any material license or similar Contract;

(k)  any Contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l)  any leases of Company Real Property or material personal property;

(m)  any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(n)  any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company;

(o)  any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, compliance by the Seller with the terms, conditions, and provisions of this Agreement and the Ancillary Agreements (to which the Seller is or will be a party), or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated;

(p)  any Contract with a Governmental Authority;

(q)  any Contract pursuant to which the Company (i) is granted or obtains or agrees to obtain any right to use any Intellectual Property Right (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is restricted in its right to use or register any Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register any Intellectual Property Rights owned, used, or held by the Company, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights;

(r)  any Contract that grants any option, right of first refusal or right of first offer or similar right, contingent or otherwise, or that limits or purports to limit the ability of the Company to freely own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of its assets or business;

(s)  any Contract evidencing any settlement or compromise of any claim or dispute that is material to the Company;

(t)  any Contract that, following the Closing, would bind or purport to bind the Purchaser or any of its Affiliates other than the Company;

(u)  any Contract that contains any non-solicitation, non-competition, confidentiality (other than confidentiality agreements entered into in the Ordinary Course), non-disclosure, or similar obligations;

(v)  any Contract that requires consent, waiver or approval from, notice to, or a filing or registration with, any Person or Governmental Authority or that would give a counterparty to such Contract a right of termination or result in a loss of a material benefit to the Company in connection with the transactions contemplated hereby; or

(w)  any other Contract not made in the Ordinary Course.

3.10.2  Each Contract disclosed on Schedule 3.10.1 or any other schedule to this Agreement or required to be so disclosed (each a “Material Contract”) is a valid and binding Contract of the Company and is in full force and effect, and neither the Company nor any other party thereto, is in default or breach under the terms of any such Material Contract. There is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, could become a default or event of default under any such Material Contract by any of the parties thereto. The Company has delivered to the Purchaser true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts (other than any oral Contracts that (a) were entered into in the Ordinary Course in connection with the employment of the Company’s employees, which employees (including their annual compensation) are disclosed on Schedule 3.21.2 and which oral Contracts are disclosed on Schedule 3.21.4) and (b) are terminable by the Company at will without the payment of any severance, penalty or other amount).

3.10.3  The Company has not received any notice (a) alleging breach of any Contract, (b) terminating or threatening to terminate any Contract or (c) of intent not to renew a Contract.

3.11   Insurance Coverage. Schedule 3.11 sets forth a list of all insurance policies, surety bonds, and guarantees covering the Plans, assets, Business, Contracts, property, Liabilities, operations, employees, officers and managers, as applicable, of the Company (collectively, the “Policies”). Schedule 3.11 also sets forth a list and description of all claims made by the Company under the Policies (or any other insurance policies that were in effect). With respect to each Policy, the Company has delivered to the Purchaser a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy. All Policies are in full force and effect and there is no claim by the Company pending under any of such Policies as to which coverage or the right to reimbursement of defense costs has been questioned, denied, or disputed by the issuers or underwriters of any of the Policies. Current and historical limits of liability under the Policies have not been exhausted and are not impaired. None of the insurers of the Company have issued a reservation of rights letter in the defense of claims. All premiums due and payable under the Policies have been paid, and the Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjustment under any of the Policies. There have been no gaps in the Company’s insurance coverage. The Company has complied with the terms and conditions of all of the Policies. Following the Closing, the Policies will insure the Company and its Plans, assets, Business, Contracts, property, Liabilities, operations, employees, officers and managers, as applicable, to the same extent as they insured the Company, and its Plans, assets, Business, Contracts, property, Liabilities, operations, employees, officers and managers as applicable, prior to the Closing. There is no threatened termination of, or premium increase with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies. Since the last renewal date of any of the Policies, there has not been any material adverse change in the relationship of the Company on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies. All of the Company’s issuers are solvent and are rated A- or better by A.M. Best.

3.12   Litigation.

3.12.1  Except as disclosed on Schedule 3.12.1, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or assets, and, to the knowledge of the Company, no event has occurred, or circumstance exists that may give rise to or serve as a basis for any of the foregoing. The Company has delivered to the Purchaser true, correct and complete copies of all pleadings, correspondence and other documents relating to each proceeding disclosed on Schedule 3.12.1 and each settlement or similar agreement entered into by the Company (a) during the three (3) year period prior to the date of this Agreement or (b) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement. Neither the Company nor the Business are subject to or bound by any Order that would prevent or otherwise interfere with the ability of the Company or the Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement. None of the items described in Schedule 3.12.1, singly or in the aggregate, if pursued and/or resulting in a judgment or decision against the Company, would reasonably be expected to have a Material Adverse Effect or would result in the creation of a material Liability against the Company.

3.12.2  There is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Seller, and the Seller is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of the Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or to otherwise perform her obligations under this Agreement or any Ancillary Agreement to which the Seller is or will be a party.

3.13   Compliance with Laws; Permits.

3.13.1  Except as disclosed on Schedule 3.13.1, the Company is not and has not been in violation of any applicable Law or Order, and the Company does not have knowledge of the issuance or proposed issuance of any notice by any Governmental Authority of any violation or any alleged violation of any Law. During the past five (5) years, the Company has not received (a) written notice of any violation, alleged violation, or potential violation of any such Law, (b) non-written notice of any violation, alleged violation, or potential violation of any such Law, or (c) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action. To the knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (i) a violation by the Company, or a failure on the part of the Company to comply with, any applicable Law or (ii) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.

3.13.2  Schedule 3.13.2 sets forth a list of each Permit held by the Company, or issued and held in respect of the Company, or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed on Schedule 3.13.2, each Permit disclosed on Schedule 3.13.2 is held by the Company and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company is not in default or violation under and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Company. There is no claim commenced, pending, or being heard before any tribunal, Governmental Authority or arbitrator, or to the knowledge of the Company, threatened, nor has the Company received any notice (written or non-written) from any Governmental Authority to revoke, cancel, decline to renew, or adversely modify any Permit.

3.14   Properties; Sufficiency of Assets.

3.14.1  The Company does not own and has not owned any Company Real Property. Schedule 3.14.1 sets forth a list of all Company Real Property, including all real property leased or for which the Company holds a possessory interest (the “Leased Real Property”). The Company owns good and marketable title to the Company Real Property, free and clear of any Lien other than Permitted Liens. True and complete copies of (a) all deeds, existing title insurance policies and surveys of or pertaining to the Company Real Property, (b) all leases (including all amendments, extensions, renewals, guaranties) in effect on the date hereof relating to the Company Real Property, and (c) all instruments, agreements and other documents evidencing, creating or constituting any Liens other than Permitted Liens on Company Real Property in the Company’s possession have been made available to the Purchaser. The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Permitted Liens. All leases of Leased Real Property are valid, binding, and enforceable in accordance with their respective terms against the Company and against each other party thereto, and the Company is a tenant or possessor in good standing thereunder and all rents currently due and previously due under such leases have been paid. There does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default. The Company is in peaceful and undisturbed possession of the Leased Real Property under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all such Leased Real Property and to the public street systems for all usual street, road and utility purposes. Except as set forth on Schedule 3.14.1, neither the Seller nor any Affiliate of the Seller is a landlord under any lease relating to Leased Real Property. Neither the Company nor the Seller has received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and no such proceeding is pending or, to the knowledge of the Company, has been threatened. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. Except for Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through, or under the Company.

3.14.2  Schedule 3.14.2 sets forth a list of all personal property (including equipment) necessary for the conduct of the Business that is owned or leased by the Company and indicates whether each item of personal property is owned or leased. The assets owned or leased by the Company (including real, personal, tangible, and intangible property), or that the Company otherwise has or will have the right to use (including real, personal, tangible, and intangible property), constitute all of the assets held for use or used in connection with the Business and are sufficient to conduct the Business as presently conducted. The Company has good and marketable title to all of its properties and assets, including those listed and described in Schedule 3.14.2, in each case, free and clear of all Liens except as specifically disclosed on Schedule 3.14.2 and except for Permitted Liens. Except pursuant to this Agreement, the Company is not a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Company. All machinery and equipment owned or leased by the Company is in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business as presently conducted or proposed to be conducted.

3.15   Accounts Receivable. The Accounts Receivable outstanding on the Closing Date represent sales actually made or services actually performed or to be performed in the Ordinary Course in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws. The Company has recorded all Accounts Receivable in the accounting records of the Company in accordance with IFRS and with the custom and practice of the Company to the extent inconsistent with IFRS. Unless paid prior to the Closing Date, the Accounts Receivable are as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet. All Accounts Receivables have been fully collected or to the knowledge of the Company may be fully collected without resort to litigation or a third party collection Person and without offset or counterclaim, in the aggregate face amounts thereof. The Company’s reserves for Accounts Receivable have been and will be adequate and determined in accordance with IFRS. No claims of rights of setoff exist that would exceed such reserves. The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable. The Company has complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Receivable and of all instruments, documents or agreements creating security therefor, if any.

3.16   Intellectual Property.

3.16.1  Schedule 3.16.1 sets forth a complete and correct list of all of the Company’s (a) issued patents and pending patent applications, (b) domain names and registered trademarks and pending applications therefor and material unregistered trademarks, (c) registered copyrights and applications therefor and material unregistered copyrights, and (d) rights in material software and all documentation, including user manuals and training material, related thereto, which are owned by the Company in any jurisdiction in the world (the “Company Owned Intellectual Property”). Schedule 3.16.1 also sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which the Company is a party, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off-the-shelf software products (the “Company Licensed Intellectual Property”).

3.16.2  Except as disclosed on Schedule 3.16.2, none of the Company Owned Intellectual Property (including any software, middleware, firmware) constitutes, contains, or is dependent upon any Public Software. None of the Company Owned Intellectual Property, nor any product and service of the Company is subject to any contractual obligation that would require the Company to publicly divulge any source code or trade secret that is part of the Company Owned Intellectual Property.

3.16.3  The Company owns or has the valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights necessary for, material to, convenient to, or otherwise used to conduct the Business as currently conducted or as proposed to be conducted without any conflict with or infringement or misappropriation of any rights or property of third parties.

3.16.4  There is no unauthorized use, disclosure, infringement, or misappropriation of, nor is there any valid basis for any claim of infringement or misappropriation from any third party upon, the Intellectual Property Rights or other proprietary rights of the Company or any third party.

3.16.5  Except as disclosed on Schedule 3.16.5:

(a)  Neither the Company’s use of any Intellectual Property Rights nor the conduct of the Business as currently conducted or as conducted in the past, infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of any other Person. There are no pending or, to the knowledge of the Company, threatened claims alleging that the Company or the operation of the Business infringes or misappropriates the Intellectual Property Rights of any Person;

(b)  No Person is infringing on, misappropriating, or using on an unauthorized basis, and the Company has no knowledge of any facts, circumstances or conditions that a reasonable person would conclude provides a valid basis for any such claim that any Person is infringing on, misappropriating, or using on an unauthorized basis, any Intellectual Property Rights owned, licensed, used or held for use by the Company or that any Person is considering or threatening such a claim;

(c)  No Company Owned Intellectual Property Right is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

(d)  The Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation, or other violation of any Intellectual Property Right;

(e)  The Company has entered into a written valid, binding and enforceable proprietary information, confidentiality, and assignment agreement with each current or former employee, officer, consultant, and any other Person who is an inventor, author, or creator of any Company Owned Intellectual Property that (A) conveys any and all right, title, and interest in and to all Intellectual Property Rights developed, created, invented or authored by such Person for the Company in such Person’s employment or such other arrangement to the Company and (B) obligates such Person to keep any confidential information, including non-public information and trade secrets, of the Company confidential both during and after the term of employment or such other arrangement. The Company has made available to the Purchaser complete and correct copies of all such agreements. To the knowledge of the Company, no such employee, officer, consultant or any other Person is in violation of any such agreement, nor of any similar agreement with any other Person;

(f)  In connection with the use of the Intellectual Property Rights by the Company, the Company does not owe to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(g)  The Company has not entered into any license or other Contract pursuant to which the Company has granted to any other Person the right to use any Intellectual Property Rights;

(h)  The Company is not using and it will not be necessary to use, (i) any inventions or other Intellectual Property Rights of any of its past or present employees or independent contractors made prior to or outside the scope of their employment or service with the Company or (ii) any confidential information or trade secrets of any former employer or independent contractor of any such Person;

(i)  There are no actions that must be taken by the Company within one hundred eighty (180) days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or other applicable Governmental Authority in any applicable jurisdiction) actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Intellectual Property Rights;

(j)  The Company has taken necessary, appropriate and commercially reasonable steps to protect and preserve the confidentiality of all of its Intellectual Property Rights and confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights; and

(k)  The Company has not failed to comply with any privacy policies applicable to the Company’s websites.

3.16.6  The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company. The Company has taken reasonable measures to preserve and maintain the performance, security, and integrity of the IT Systems (and all software, information or data stored thereon). Within the three (3) years prior to the Closing Date, (a) there has been no failure with respect to any IT Systems, (b) there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored thereon), and (c) there has been no breach of the security or integrity of any of the IT Systems (or any software, information, or data stored on any IT System).

3.17   [Intentionally Omitted].

3.18   Plans.

3.18.1  Schedule 3.18.1 sets forth a complete and accurate list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which the Company, or any of its ERISA Affiliates, has or may have any obligation or liability, or that are maintained, contributed to or sponsored by the Company, or any such ERISA Affiliate, for the benefit of any current or former employee, contractor, manager or officer of the Company, or any such ERISA Affiliate (collectively, the “Plans”). With respect to each Plan, the Company has delivered to the Purchaser a true and complete copy of each such Plan (including all amendments thereto and complete copies of any plans that have been merged into such plan) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (a) a copy of each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, (c) the three most recently filed IRS Forms 5500 (including all schedules), (d) any service contracts or documents governing the investment and management of the Plan or assets thereof, including documents relating to fees incurred by the sponsor or participants and beneficiaries, and (e) the most recent IRS determination or opinion letter. Neither the Company, nor any ERISA Affiliate of the Company, has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract, or scheme or to modify any Plan, other than as required by Law.

3.18.2  None of the Plans (a) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (d) provides for the payment of separation, severance, termination, or similar-type benefits to any Person, or (e) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, manager, member, shareholder or partner, as applicable, of the Company, or any of its ERISA Affiliates, except to the extent required by Law. The Company has no liability or obligation with respect to any of the foregoing types of plans or arrangements.

3.18.3  Each Plan is in compliance in all material respects with, and has for all relevant periods been operated and maintained in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Company and its ERISA Affiliates have satisfied all of their statutory, regulatory, and contractual obligations with respect to each such Plan. No action, suit, claim, or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course) and no fact or circumstance exists that could give rise to any such action, suit, or claim.

3.18.4  Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code is so qualified and has either received a favorable determination letter from the IRS that it is so qualified or exempt or is established on a pre-approved form of plan document that has received a currently-effective favorable opinion or advisory letter from the IRS that such form of plan document is so qualified or exempt, and nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to adversely affect the qualified or exempt status of any Plan or related trust.

3.18.5  There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company, nor any of its ERISA Affiliates, has incurred any liability for any material excise tax arising under the Code (including under Chapter 43 of the Code) with respect to a Plan and no fact or circumstance exists that could give rise to such liability. The Company has not incurred any liability relating to Title IV of ERISA, and no fact or circumstance exists that could give rise to any such liability. Neither the Company nor any Affiliate nor any of their respective managers, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any Affiliate or any of their respective managers, officers or employees to liability under ERISA.

3.18.6  All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or circumstance exists which could give rise to any such challenge or disallowance. There are no claims (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened involving any Plan or the assets of any Plan.

3.18.7  There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Plan, singly or in the aggregate, that would increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company, and any of its ERISA Affiliates (other than ordinary administration expenses or the obligation to pay benefits previously earned, vested or accrued thereunder). Each asset held under any Plan may be liquidated or terminated without the imposition of any redemption or surrender charge or comparable liability.

3.18.8  No current or former service provider of the Company or any of its ERISA Affiliates is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

3.18.9  All individuals considered by the Company and any Affiliate to be independent contractors are, and could only be reasonably considered to be, in fact “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose.

3.18.10  Each Plan providing medical, dental, and prescription benefits, life insurance, accidental death and dismemberment, and long term disability coverage is fully-insured and not self-insured.

3.18.11  Neither the Company nor any Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

3.19   Interests in Counterparties and Others. Except as disclosed on Schedule 3.19, the Seller and the officers and managers of the Company or any of its Affiliates do not possess, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, manager, officer, Affiliate, or employee of, any Person that is a seller to, or customer, supplier, vendor, lessor, lessee, licensor, competitor, or potential competitor of the Company, including any counterparty to any Material Contract. Neither the Seller nor any officer or manager of the Company or any of its Affiliates has directly or indirectly offered or solicited any payment or other benefit that the Company considers or reasonably should consider to be improper in order to promote sales or help, procure, or maintain good relations with any seller to, or supplier, customer, vendor, lessor, lessee, licensor, competitor, or potential competitor of the Company, including any counterparty to any Material Contract. The Company has not transferred any of its respective assets or properties to, or bought any assets or properties from, the Seller or any of his Affiliates, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the Ordinary Course. Ownership of two percent (2%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.19.

3.20   Relationships; Employee Compensation.

3.20.1  The relationships of the Company with its respective lessors, suppliers, customers, vendors, and employees are good commercial working relationships. Except as disclosed on Schedule 3.20.1, none of the Company’s lessors, suppliers, or vendors has canceled, terminated, or otherwise materially altered or notified the Company of any intention or otherwise threatened to cancel, terminate, or materially alter its relationship with the Company effective prior to, as of, or within one (1) year after, the Closing. There has not been, and the Company has no reason to believe that there will be, any change in relations with lessors, suppliers or vendors of the Company as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. Neither the Company nor the Seller has been notified by any employee or independent contractor of the Company that such employee or contractor intends to terminate his or her employment or engagement with the Company as a result of the transactions contemplated by this Agreement.

3.20.2  Schedule 3.20.2 contains a true and complete list of all employees of the Company, showing for each employee the following: (i) name, (ii) job title, (iii) location, (iv) status (i.e., full-time, part-time, temporary), (v) hire date, (vi) current annual base compensation rate or hourly rate, as applicable, (vii) commission, bonus or other incentive-based compensation, (viii) compensation received in 2019 (including base and incentive compensation), and (ix) classification under the Fair Labor Standards Act (i.e., exempt, non-exempt). As of the Closing Date, all payments that are due and payable to all employees of the Company for services performed on or prior to the Closing Date have been paid in full, except for any failures to pay that would not, individually or in the aggregate, reasonably be expected to result in material Liabilities to the Company. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except for any failures to comply or liabilities that would not, individually or in the aggregate, reasonably be expected to result in material Liabilities to the Company.

3.20.3  Schedule 3.20.3 contains a true and complete list of all independent contractors engaged by the Company, whether doing business as an entity or not, and sets forth for each independent contractor the following: (i) name of individual or entity; (ii) status (i.e., consultant, independent contractor, sales representative); (iii) date the engagement began; and (iv) total compensation in 2019. As of the date hereof, all payments that are due and payable to all independent contractors of the Company for services performed on or prior to the date hereof have been paid in full, except for any failures to pay that would not, individually or in the aggregate, reasonably be expected to result in material Liabilities to the Company.

3.20.4  Except for the employment agreements specifically set forth on Schedule 3.20.4, neither the Seller, nor any shareholder, officer, employee or manager of the Company, is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between the Seller or such shareholder, officer, employee or manager and any other Person that in any way adversely affects or will affect (a) the performance of their duties as an shareholder, officer, employee or manager of the Company, and (b) the ability of the Company to conduct the Business consistent with past practice.

3.21   Other Employment Matters.

3.21.1  Except as disclosed on Schedule 3.21, (a) the Company is, and has at all time been, in compliance in all material respects with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, including employee classification, all minimum wage and overtime Laws and wage payment Laws, employee notification, leave (whether medical, family, or otherwise), affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws, has not received any notice of an investigation, violation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws, and has not, and is not, engaged in any unfair labor practice, (b) no unfair labor practice charge or complaint or labor arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company, (c) during the past five (5) years there has been no and there currently are no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or, to the knowledge of the Company, threatened against or involving the Company, (d) the Company is not a party to any collective bargaining agreement and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization and no collective bargaining agreement or other Contract with a labor union or labor union organization is currently being negotiated by the Company, (e) the Company has not has breached a collective bargaining agreement, (f) no representation question exists respecting employees of the Company, and (g) no claim regarding or on behalf of any employee(s) of the Company or related to any employment practice of the Company has been asserted and is currently pending or threatened, against the Company.

3.21.2  All employees, agents, and independent contractors of the Company are legally authorized to work in the United States, either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a current and valid visa under applicable Law relating to immigration control which visa allows for such employee, agent or contractor to work in the United States. None of the Company, the Seller or their respective Affiliates has hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the jurisdiction in which such Person was engaged, or employed a Person that is not legally authorized to be employed in the United States, or knowingly continued to employ a Person knowing the Person ceased to be legally authorized to be employed in United States. The Company has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for all of its employees, agents and independent contractors including the Form I-9. The Company has retained for each current employee the Form I-9 throughout such employee’s period of employment with the Company and has retained a Form I-9 for each former employee of the Company in the United States for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. The Company has not received any notice from any Governmental Authority that the Company is in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of the Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Company’s knowledge threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Company.

3.21.3  Schedule 3.21.3 contains true, complete and correct summaries of all of the material terms of each engagement between the Company and the Service Providers.

3.22   Workers’ Compensation/OSHA.

3.22.1  The Company has provided to the Purchaser all inspection reports issued under OSHA or any other occupational health and safety legislation. Except as disclosed on Schedule 3.22.1, there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under OSHA or any other applicable occupational health and safety legislation relating to the Company. Except as disclosed on Schedule 3.22.1, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. Except as disclosed on Schedule 3.22.1, the Company has complied in all material respects with any Orders issued to them under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

3.22.2  Except as disclosed on Schedule 3.22.2, there is not pending against the Company any workers’ compensation claims, and, to the knowledge of the Company, there are no facts that would give rise to such a claim or complaint. Except as disclosed on Schedule 3.22.2, the Company has not received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation or occupational safety and health. The Company is in material compliance with all Laws respecting worker’s compensation.

3.23   No Indebtedness or Selling Expenses. As of, and after giving effect to, the Closing, the Company will not have any Indebtedness or Selling Expenses.

3.24   Customers and Suppliers.

3.24.1  Schedule 3.24.1 sets forth a list of the ten (10) largest suppliers of the Company, as measured by the dollar amount of payments to or purchases therefrom, during each of the three (3) fiscal years ended immediately prior to the date of this Agreement and the period beginning on the first day of the current fiscal year and ending on the last day of the last month ending prior to the date of this Agreement, showing purchases by and payments to the Company from and to each such supplier during such periods. The Company has a large number of small customers and has no large customers. No customer of the Company is responsible for 3% or more of the Company’s revenue.

3.24.2  No customer or supplier listed on Schedule 3.24.1 has terminated its relationship with the Company or materially changed the pricing or other terms of its business with the Company and no such customer or supplier has notified the Company that it intends, desires to, or contemplates that it may to terminate or materially change the pricing or other terms of its business with the Company. There are no claims, disputes or re-negotiations between the Company and any such customers or suppliers, and, to the Company’s knowledge, there is no basis for any such claim, dispute or re-negotiation.

3.24.3  Except as set forth in Schedule 3.24.3, there exists no condition or state of facts or circumstances known to the Company involving customers or suppliers of or to the Business which would reasonably be expected to have a Material Adverse Effect.

3.25   Warranties. Except as set forth on Schedule 3.25, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by the Company during periods through and including the Closing Date, or (b) the operation of the Business during the period through and including the Closing Date. All services rendered by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and the Company does not have any knowledge of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for Damages in connection therewith, except as set forth on Schedule 3.25. No services provided by the Company are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale, which terms and conditions of sale are fully set forth on Schedule 3.25.

3.26   Securities Laws Compliance. Each offer and sale, redemption and repurchase of Company Securities, including all convertible notes, options, warrants and other rights to purchase or acquire the Company Securities, was in compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

3.27   Absence of Certain Business Practices. Except as disclosed on Schedule 3.27, neither the Company, nor any officer, manager, employee, independent contractor, or any Person acting on behalf of the Company has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Company has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction). Neither the Company nor any officer, manager, employee, independent contractor or any Person acting on behalf of the Company has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Company’s funds or been reimbursed from the Company’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Company has engaged in any such activities.

3.28   Finders’ Fees. Except as set forth on Schedule 3.28, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller, the Company, or any of their respective Affiliates, who might be entitled to any fee or commission paid by the Seller or the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 3.28 and all obligations of the Company to each investment banker, broker, finder or other intermediary named thereon (including all indemnification obligations of the Company or the Seller to any such investment banker, broker, finder or other intermediary) shall be paid to the investment banker, broker, finder, or other intermediary set forth thereon by the Seller.

3.29   Banking Arrangements. Schedule 3.29 sets forth the name of each bank in which the Company has an account, credit line or safety deposit box, and a brief description of each of the same, including the account numbers and the names of all persons currently authorized to draw thereon or having access thereto.

3.30   CFIUS. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

3.31   Privacy and Security.

3.31.1  Except as set forth in Schedule 3.31.1, (i) the Company is not, and at no time has been, in material violation of any Laws relating to the rights of any Person with respect to Personal Information and/or Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information, and (ii) the Company is, and at all times have been, in compliance with all applicable industry standards relating to Personal Information and/or Privacy Rights.

3.31.2  The Company: (i) has been, and is protecting, the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) has been, and is currently ensuring that the Company does not use or intentionally collect or intentionally receive Personal Information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act; and (iii) has been, and is, in material compliance with each privacy policy it has made publicly available and the terms of each of its contractual obligations that is applicable to Personal Information and/or Privacy Rights.

3.31.3  All third party servicing, outsourcing, hosting or similar arrangement with respect to the management of information are set forth in Schedule 3.31.3.

3.31.4  The Company has technological and procedural measures in place to protect all Personal Information against loss, theft and unauthorized access or disclosure. The Company has implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company complies with all applicable Laws, and that the they will not collect, fail to secure, share or use such Personal Information in a manner that breaches or violates any (i) such Laws, (ii) internal or customer-facing privacy or data security policy adopted by, or otherwise applicable to, the Company or the Business, or (iii) contractual commitment made by the Company that is applicable to Personal Information. Except as set forth in Schedule 3.31.4, no written claim has been asserted or threatened with respect to the Company’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Information.

3.32   Full Disclosure. The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Seller has not withheld from or failed to disclose to the Purchaser any data, documents, or other information that could reasonably be expected to affect the Purchaser’s or the Company’s ability to perform its obligations under this Agreement and the Ancillary Agreements, or the Company’s ability to conduct the Business in the Ordinary Course. The representations and warranties contained in this Agreement and the Ancillary Agreements are the only representations and warranties relating to the Seller, the Company, and the Business, and the Seller hereby disclaims all other warranties, whether express or implied.

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

4.1  Organization. The Purchaser is validly existing, and in good standing as a corporation under the Laws of the jurisdiction of its organization.

4.2  Authorization; Enforceability. The Purchaser’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s capacity, power and authority and have been duly authorized by all necessary third party action. The Purchaser has all requisite capacity, power and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party. This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly executed and delivered by the Purchaser, and once executed, will constitute, a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by the Company and the Seller.

4.3  Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party did not and will not (a) violate the governing or Organizational Documents of the Purchaser in any material respect or (b) violate any applicable Law or Order in any material respect, (c) except as set forth on Schedule 4.3, require any material filing with or material permit, consent, or approval of, or require the giving of any notice to, any Person, or (d) result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Purchaser, or to a loss of any benefit to which the Purchaser is entitled, under any material Contract to which Purchaser is a party.

4.4  Litigation. There is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, and the Purchaser is not subject to or bound by any Order, in either case that would prevent or otherwise materially interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

4.5  Finders’ Fees. There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

4.6  Disclosure. Except for the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements, the Purchaser acknowledges that neither the Seller nor any other Person acting on behalf of Seller makes any other representations or warranties, express or implied, at law or in equity, oral or written, with respect to the Seller, the Company, or the Business. The Purchaser expressly disclaims reliance upon all such representations and warranties not set forth in this Agreement or the Ancillary Agreement and acknowledges that the Seller will not have any liability whatsoever relating to any omissions of material facts or the accuracy and completeness of any representations and warranties not set forth in this Agreement or the Ancillary Agreements.

V. CERTAIN COVENANTS

5.1  No Indebtedness or Liens. At or prior to the Closing, the Seller shall cause, or shall have caused, the Company to satisfy all outstanding Indebtedness. At or prior to the Closing, the Seller shall cause, or shall have caused, the Company to terminate all Liens on or against any assets or equity interests of the Company, other than the Permitted Liens.

5.2  Termination of Seller Agreements and Similar Arrangements. At or prior to the Closing, the Seller shall cause, or shall have caused, the termination of any and all voting trusts or agreements, registration rights agreements, pledge agreements, buy-sell agreements, rights of first refusal or preemptive rights, stockholders agreements, limited liability company member agreements, proxies or similar agreements, arrangements or understandings relating to the Company Securities, except for any Ancillary Agreement (to which the Seller is a party), and will provide the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such termination.

5.3  Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, in any such case, at the requesting Party’s sole cost and expense.

5.4  Post-Closing Remittances. After the Closing, if the Purchaser or the Seller or any of his respective agents or Affiliates receives any payment from a third party that is owed to the other Party pursuant to the terms of this Agreement, the Purchaser and the Seller, as applicable, shall promptly (and in no event later than ten (10) days following receipt) remit such payment to the other Party.

5.5  Restrictive Covenants.

5.5.1  Non-Compete. The Seller (the “Restricted Party”), covenants and agrees that, for a period commencing on the Closing Date and terminating on the date two (2) year after the termination for any reason of the Seller Services Agreement, as extended or renewed from time to time (the “Restricted Period”), the Restricted Party shall not, without the Purchaser’s prior written consent, directly or indirectly, either for itself or for, with, or through any other Person (other than for the benefit of Purchaser or the Company), Participate In any business (including, without limitation, any division, group or franchise of a larger organization) which engages (or to such Restricted Party’s knowledge, proposes to engage) in the Business. The Restricted Party acknowledges and agrees that, due to the narrow definition of the Business and the unique and transportable character of the same, the geographical scope of this covenant properly extends throughout every state in which the Business currently operates or proposes to operate. For purposes of this Agreement, the term “Participate In” shall mean having a direct or indirect ownership interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor, or otherwise; directly or indirectly lending money to or rendering any service or assistance to; permitting the use of his, her, or its name by; or managing, controlling, or participating in, any Person (whether as a director, officer, manager, general partner, limited partner, stockholder, member, supervisor, employee, agent, consultant, Representative, independent contractor, or otherwise); provided, that “Participate In” shall not include being a passive owner of less than one percent (1%) in the aggregate of any class of capital stock or equity of any Person if such stock or equity is publicly traded and listed on any national stock exchange, so long as the Restricted Party has no active participation in the business of such Person.

5.5.2  Non-Solicitation of Business Relationships. The Restricted Party covenants and agrees that during the Restricted Period, the Restricted Party shall not, directly or indirectly, as an employee, agent, stockholder, consultant, director, equity holder, member, manager, general or limited partner, or in any other capacity, without the Purchaser’s prior written consent (other than for the benefit of the Purchaser or the Company), (a) solicit, contact, call upon, communicate with, or attempt to communicate with any customer, supplier, vendor, independent contractor, client, partner, licensor, licensee, or other Person having a business relationship with the Company, the Purchaser, or any of their Subsidiaries or Affiliates with respect to the Business, including any such customer, supplier, vendor, independent contractor, client, partner, licensor, licensee, or other Person having a business relationship with the Business during the two (2)-year period preceding the Closing Date or any successor-in-interest of any of the foregoing (collectively, “Business Relationships”) for the purpose of engaging in opportunities related or similar to the Business or Contracts related or similar to the Business, or (b) encourage, initiate, or participate in discussions or negotiations with any of the Business Relationships with respect to the termination or other alteration of his, her, or its relationship with the Company, or the Purchaser, any of their Subsidiaries or Affiliates, or the Business.

5.5.3  Non-Solicitation of Employees and Consultants. The Restricted Party covenants and agrees that during the Restricted Period, the Restricted Party shall not, directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, general or limited partner, independent contractor, or in any other capacity, without the prior written consent of the Purchaser (other than for the benefit of the Purchaser or the Company), employ, engage, recruit, hire, or solicit for employment or engagement, any Person who is or was an employee, independent contractor, or consultant of the Company, the Purchaser, or any of their Subsidiaries or Affiliates.

5.5.4  Non-Disparagement. The Restricted Party covenants and agrees not to make, directly or indirectly through any other Person, any negative, derogatory, or disparaging statements or communications, whether written or oral, about the Company, the Purchaser, any of their Subsidiaries or Affiliates, or any of their respective businesses, services, activities, Business Relationships, shareholders, equity holders, members, partners, directors, officers, vendors, customers, managers, or employees.

5.5.5  Restriction on Trading on Inside Information. The Restricted Party covenants and agrees not to engage in any transaction with respect to securities of the Parent at any time if at the time of such transaction the undersigned is aware of any material non-public information relating to the Parent or its securities.

5.5.6  Confidential Information. The Restricted Party covenants and agrees that the Restricted Party will keep strictly confidential and not directly or indirectly divulge to anyone, nor use or otherwise appropriate for the Restricted Party’s own benefit, any confidential or proprietary, technical, or non-technical information or trade secrets of the Business, including, without limitation, any information relating to organizational structure, personnel data, business strategies, marketing philosophy and objectives, project plans, strategy and vision statements, business initiatives, system design, methodologies, processes, competitive advantages and disadvantages, financial results, audit reports and materials related to financial reports, systems, operations, technology, customer lists, patient lists, medical information, vendor lists, pricing information, product development, software development, business plans, advertising or sales programs, terms and conditions of Contracts, and any other information concerning the Company, the Purchaser, or any of their Subsidiaries or Affiliates or the Business and its operations, or the Company’s employees or customers whether or not marked as “confidential” or “proprietary” (collectively referred to as the “Confidential Information”). The duration of the covenant of the Restricted Party set forth in this Section 5.5.5 will remain in force with respect to trade secrets as long as the information remains a trade secret under applicable law and during the Restricted Period with respect to all other information, subject to the exceptions and limitations set forth in this Section 5.5.5. Each Restricted Party hereby acknowledges and agrees that the prohibitions against disclosure of the Confidential Information recited in this Agreement are in addition to, and not in lieu of, any rights or remedies that Purchaser or the Company may have pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets. The enforcement by the Purchaser or the Company of its rights and remedies pursuant to this Agreement will not operate as a waiver of any other rights or available remedies that it may possess in law or equity outside of this Agreement, none of which are modified, waived, or displaced. The obligation of each Restricted Party under this Section 5.5.5 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 5.5.5; or (b) is required to be disclosed by applicable Law, Order, or regulation of a court or tribunal or Governmental Authority of competent authority, provided, that, in the case of Clause (b), the Restricted Party shall notify the Purchaser as early as reasonably practicable prior to disclosure to allow the Purchaser to take appropriate measures to preserve the confidentiality of such Confidential Information and cooperate with the Purchaser in connection therewith.

5.5.7  The Restricted Party acknowledges that (a) the Restricted Party’s expertise in the Business is of a special, unique, unusual, extraordinary, and intellectual character, which gives said expertise a peculiar value, (b) a breach by the Restricted Party of the provisions of this Section 5.5 cannot reasonably or adequately be compensated in damages in an action at law, and (c) a breach of any of the provisions contained in this Section 5.5 will cause Purchaser irreparable injury and damage. The Restricted Party further acknowledges that the Restricted Party possesses unique skills, knowledge and ability and that competition in violation of this Section 5.5 or any other breach of the provisions of this Section 5.5 would be extremely detrimental to Purchaser. By reason thereof, the Restricted Party agrees that Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary or temporary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Section 5.5, and to enforce specifically the terms and provisions of this Section 5.5, without (i) showing of specific injury, (ii) being required to post bond or other security or (iii) having to prove the inadequacy of the available remedies at law. No specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

5.5.8  The Restricted Party acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of Purchaser and the Company and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.5 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant in such jurisdiction, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic region, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.6  Transfer of Intellectual Property Rights. After the Closing, the Seller shall promptly (and in no event later than ten (10) days following the Closing) shall transfer all of the Company’s Intellectual Property Rights registered under the Seller’s name (including, without limitation, the domain names) to the Company.

VI. TAX MATTERS

The following provisions of this Article VI shall govern the allocation between the Purchaser and Seller of responsibility for certain Tax matters involving the Company following the Closing Date. In the event of any conflict between the provisions of this Article VI and any other provision of this Agreement, the provisions of this Article VI shall control.

6.1  Preparation of Tax Returns; Control of Audits.

6.1.1  The Seller shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Pre-Closing Tax Periods that are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Purchaser), shall be provided to the Purchaser for its review not later than thirty (30) days before the due date for filing such Tax Returns (including extensions). If the Purchaser does not provide the Seller with a written description of the items in the Tax Returns or the tax statement that the Purchaser intends to dispute within fifteen (15) Business Days following the delivery to the Purchaser of such documents, the Purchaser shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause all such Tax Returns to be timely filed by the Company. The Seller and the Purchaser agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the Parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Purchaser of such dispute, the Seller and the Purchaser shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on all parties; provided, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Seller, on the one hand, and the Purchaser, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee.

6.1.2  The Purchaser and the Seller shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 6.1 and, subject in all respects to the provisions of Section 6.4 hereof, in connection with any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Purchaser and the Seller shall (a) retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other Parties reasonable written notice before transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

6.1.3  The Purchaser and the Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

6.2  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

6.3  Liability for Taxes.

6.3.1  The Seller will be solely responsible for the following Taxes (collectively, the “Pre-Closing Tax Liabilities”): (a) all Taxes imposed upon the Seller, (b) all Taxes imposed upon the Company with respect to Pre-Closing Tax Periods, and (c) the portion of Taxes paid by the Company, the Purchaser or their Affiliates in any Post-Closing Tax Period which is attributable to any item of income in a Pre-Closing Tax Period which constitutes subpart F income within the meaning of Section 952 of the Code or global intangible low-taxed income within the meaning of Section 951A of the Code.

6.3.2  Prior to the Closing, the Seller shall pay or cause to be paid in full all Taxes of the Company for all Pre-Closing Tax periods . For the avoidance of doubt, the Seller shall be responsible for any and all Pre-Closing Tax Liabilities.

6.3.3  At its sole election, to the extent it is entitled to any amounts in respect of tax indemnity claims pursuant to this Article VI, the Purchaser may reduce any amounts payable to the Seller pursuant to this Agreement, or any other amounts payable to the Seller pursuant to any other Agreement with the Seller.

6.4  Tax Proceedings.

6.4.1  The Seller shall have the right to control the conduct of any audit, examination, investigation or administrative, court or other proceeding related to Taxes for any Pre-Closing Tax Period (“Pre-Closing Tax Proceeding”). Purchaser shall be entitled to attend and participate in any such Pre-Closing Tax Proceeding at its sole cost and expense and shall be permitted to receive copies of any pleadings, correspondence, and other documents as Purchaser may reasonably request. Purchaser shall have the right to consent to any settlement related to a Pre-Closing Tax Proceeding if such settlement could increase the Taxes of the Company, the Purchaser or any Affiliate thereof for any period (or portion thereof) beginning on or after the Closing Date, with such consent not to be unreasonably withheld. Any dispute with respect thereto shall be referred to the Accounting Referee for binding resolution.

6.4.2  In the event of a conflict between the provisions of this Section 6.4 and the provisions of Section 8.4.1, the provisions of this Section 6.4 shall control.

6.5  338. Seller agrees and covenants to join with Purchaser to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company. The parties agree that the Transaction Consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Section 338 or Section 1060, as applicable, and the regulations thereunder. Such allocation shall be set forth on an allocation schedule (the “Allocation Schedule”) to be prepared by the Purchaser and delivered to the Seller within ninety (90) calendar days following the Closing Date for approval, which shall not be unreasonably withheld, conditioned or delayed. The Seller and the Purchaser shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including, without limitation, the Allocation Schedule, IRS Forms 8023 and 8883 and any analogous forms under applicable state and local Tax Laws (collectively, the “Section 338(h)(10) Forms”). The Purchase and the Seller shall timely file such Section 338(h)(10) Forms with the applicable Tax Authorities. The Seller and the Purchaser agree that neither of them shall revoke the Section 338(h)(10) Elections following the filing of Section 338(h)(10) Forms without the prior written consent of the other party. The Seller and the Purchaser shall (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, the Section 338(h)(10) Forms and (ii) take no position contrary thereto.

VII. CLOSING DELIVERIES OF THE PARTIES.

7.1  Closing Deliveries of the Seller. On or prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to the Purchaser, the following:

7.1.1  Ancillary Agreements. Duly executed copies of each Ancillary Agreement to which the Company, the Seller and any other parties (other than the Purchaser), is a party.

7.1.2  Seller Services Agreement. Duly executed copy of the Seller Services Agreement.

7.1.3  Service Provider Agreements. Duly executed copies of each of the Service Provider Agreements.

7.1.4  Good Standing Certificates. A certificate of good standing for the Company from its jurisdiction of formation and each jurisdiction in which the Company is qualified to do business as a foreign entity, in each case as of a date within five (5) days of the Closing Date.

7.1.5  Release of Liens. Except for Permitted Liens and as disclosed on Schedule 5.1, documentation reasonably satisfactory to the Purchaser evidencing the release of all Liens on or against any assets of the Company and the Company Securities.

7.1.6  FIRPTA Compliance. Duly executed certificates of non-foreign status from the Seller in a form reasonably acceptable to Purchaser in accordance with Treasury Regulation, Section 1.1445-2(b).

7.1.7  Section 338 Election. Duly executed copy of Form 8023 in connection with Section 338 election.

7.1.8  Such other documents as shall be reasonably required by the Purchaser.

7.2  Closing Deliveries of the Purchaser. On or prior to the Closing Date, the Purchaser shall deliver, or cause to be delivered, to the Seller, the following:

7.2.1  Ancillary Agreements. Duly executed copies of each Ancillary Agreement to which the Purchaser or its designee is a party.

7.2.2  Closing Consideration. An amount equal to the Closing Consideration made by wire transfer of immediately available funds to the respective accounts provided by the Seller to the Purchaser in advance of the Closing.

VIII. SURVIVAL; INDEMNIFICATION

8.1  Survival. The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith will survive the Closing for twenty four (24) months thereafter; provided, however, that (a) each of the representations and warranties contained in Section 3.14.2 (Title to Company Assets), and Section 3.5.3 (Title to Purchased Membership Interests), shall survive the Closing indefinitely, (b) the representations and warranties contained in Section 3.16 (Intellectual Property) shall survive the Closing for forty-eight (48) months, and (c) the representations and warranties contained in Section 3.8 (Tax Matters), Section 3.20 (Relationships; Employment Compensation), Section 3.21 (Other Employment Matters) and Section 3.22 (Workers’ Compensation/ OSHA) shall survive the Closing until expiration of the statute of limitations applicable to matters covered thereby. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time. All covenants and agreements of the Parties contained in this Agreement will survive the Closing until fully performed or in accordance with their respective terms.

8.2  Indemnification by Seller.

8.2.1  Subject to the terms and conditions of this Article VIII, the Seller shall indemnify, defend, and hold harmless the Purchaser and its equity owners, directors, managers, officers, employees, and Affiliates, and, after the Closing, the Company (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from:

(a)  any failure (or any claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Seller in this Agreement, and Ancillary Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing;

(b)  any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by the Seller or the Company prior to the Closing, pursuant to this Agreement;

(c)  any Pre-Closing Tax Liabilities;

(d)  any unpaid Selling Expenses; or

(e)  any unpaid Indebtedness.

8.2.2  Time Limitations. The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.2.1(a) unless on or before the relevant survival date specified in Section 8.1 (the “Survival Date”), a Purchaser Indemnified Party notifies the Seller in writing of the existence of the applicable claim.

8.2.3  Setoff. In connection with pursuing its indemnification claims hereunder, the Purchaser may, at its sole election, reduce any amounts payable to the Seller under this Agreement or any Ancillary Agreement by the amount due in respect of such indemnification claim, including, without limitation, the Earn-Out Amount.

8.2.4  Other Limitations

(a)  Notwithstanding anything contained in this Agreement to the contrary, and save for events of fraud and/or wilful misconduct, the maximum aggregate liability of the Seller under Section 8.2 will be limited to a maximum of the amount of the Transaction Consideration.

(b)  Notwithstanding anything contained in this Agreement to the contrary, the Seller will not be obligated to make any indemnification payment under Section 8.2 unless and until the aggregate Damages sustained by the Purchaser Indemnified Parties collectively exceed $10,000 (the “Threshold”) and then any indemnification with respect to such Damages must be made by the Seller only to the extent of the excess over the Threshold.

8.2.5  Sole Remedy. If the Closing occurs, the indemnification obligations set forth in Section 8.2 are the Purchaser’s sole remedy on any claim of any kind arising out of, resulting from, or connected with this Agreement or the transactions contemplated in this Agreement, whether under a theory of negligence, breach of contract, breach of warranty, tort, or otherwise, other than for any fraud, willful misconduct or willful misrepresentation by the Seller; provided, that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement.

8.3  Indemnification by Purchaser.

8.3.1  Subject to the terms and conditions of this Article VIII, the Purchaser will indemnify, defend, and hold harmless the Seller and his Affiliates (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from: (a) any failure (or any claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the date hereof and as of the Closing; and (b) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement required to be performed by the Purchaser pursuant to this Agreement.

8.3.2  The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.3.1 unless on or before the Survival Date, the Seller notifies the Purchaser in writing of the existence of the applicable claim.

8.4  Indemnification Procedures.

8.4.1  If any Person who or which is entitled to seek indemnification under Section 8.2 or 8.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third-Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) days prior (or such shorter time period as is reasonably practicable if the Indemnifying Party has less than ten (10) days to respond under applicable Law) to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten day period); provided, further, that failure by the Indemnified Party to timely notify the Indemnifying Party shall not relieve any Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent such failure shall actually prejudice the Indemnifying Party. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third-Party Claim at the Indemnifying Party’s expense, or at its option, subject to the limitations set forth in this Section 8.4.1, to assume the defense thereof by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(a)  The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third-Party Claim within ten (10) days of the Indemnifying Party’s receipt of notice of the Third-Party Claim.

(b)  The Indemnified Party shall be entitled to participate in the defense of the Third-Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay (i) any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense and (ii) the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(c)  The Indemnifying Party shall not be entitled to assume control of the defense of the Third-Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third-Party Claim, (ii) the Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (iii) the Third-Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes that the Indemnifying Party has failed to take such steps, (v) the Third-Party Claim would reasonably be expected to result in Damages in an amount in excess of the Indemnified Party’s right to recover pursuant to this Article IX, (vi) the Third-Party Claim is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there are legal defenses which are reasonably available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (vii) the Third-Party Claim is a claim related to Taxes.

(d)  If the Indemnifying Party has assumed the control and defense of a Third-Party Claim, without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim that would (i) lead to loss, liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) provide for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties, or (iii) in the judgement of the Indemnified Party, be reasonably likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party or adversely interfere with the Indemnified Party’s relationship with any customer or supplier. If the Indemnified Party has assumed the control and defense of a Third-Party Claim and the Indemnifying Party disputes its liability with respect thereto, without the prior written consent of the Indemnifying Party, the Indemnified Party will not enter into any settlement of any Third-Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnifying Party for which the Indemnifying Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnifying Party, or does not include an unconditional release of all Indemnified Parties.

8.4.2  Any claim by an Indemnified Party on account of Damages that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim; provided, that failure by any Indemnified Party to timely notify the Indemnifying Party shall not relieve any Indemnifying Party from any liability which it may have to the Indemnified Party except to the extent such failure shall actually prejudice the Indemnifying Party. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

8.4.3  A failure to give timely notice or to include any specified information in any notice as provided in Section 8.4.1 or 8.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

8.5  Miscellaneous Indemnification Provisions.

8.5.1  Purchaser Knowledge. The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements.

8.5.2  Transaction Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

8.5.3  Materiality Scrape. For purposes of (a) calculating the amount of any Damages, and (b) determining whether a breach of a representation or warranty has occurred, any and all references qualified by concepts of “materiality” or “material adverse effect” shall be disregarded.

IX. MISCELLANEOUS.

9.1  Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by e-mail (followed by recognized overnight courier service). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the day of sending, if sent by e-mail prior to 5:00 p.m. (local time for the recipient) on any Business Day or the next succeeding Business Day if sent by e-mail after 5:00 p.m. (local time for the recipient) on any Business Day or on any day other than a Business Day, in each case, to the following address or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Seller:

Kyle Exline

XXXXXXXXXXXXX

XXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXX

with a copy (which shall not constitute notice):

Blue Maven Law, LLC

XXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXX

If to the Purchaser or, following the Closing, the Company:

SAFE-T USA INC.

51 John F Kennedy Parkway,

First Floor West

Short Hills, NJ 07078
Attention: Shai Avnit, Secretary

E-mail: shai.avnit@safe-t.com

with a copy (which shall not constitute notice):

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attention: Oded Har-Even

E-mail: ohareven@sullivanlaw.com

9.2  Amendments and Waivers.

9.2.1  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Seller (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective.

9.2.2  No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by Law.

9.3  Expenses; Attorney’s Fees. Each Party shall bear its own costs in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of accountants, attorneys, and other professionals; provided, however, that all expenses of the Company prior to the Closing shall be included as Selling Expenses. In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

9.4  Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Purchaser may assign any of its rights under this Agreement to any Affiliate; and (b) the Purchaser and its Affiliates may assign their rights under this Agreement to any of its financing sources as collateral security.

9.5  Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

9.6  Release. Effective as of the Closing, the Seller, on his own behalf and on behalf of his Affiliates (the “Releasing Parties”), hereby releases and forever discharges the Company, the Purchaser and their respective directors, managers, officers, employees, agents, advisors and Affiliates (collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, accounts, bills, sums of money, bonds, suits, actions, causes of action, liabilities, attorneys’ fees, interest, damages, punitive damages, expenses, controversies, covenants, contracts, promises, judgments, liabilities, claims, potential claims, claims arising from employment and/or management, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that any of the Releasing Parties had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing (or earlier termination of this Agreement in accordance with its terms), that in any way arise from or out of, are based upon or relate to (a) such Releasing Party’s ownership or purported ownership of interests in, or services to, the Company or (b) the negotiation or entry into this Agreement, any Ancillary Agreement and the consummation of the transactions contemplated hereby; provided, however, that without limiting the foregoing, nothing contained in this Section 9.6 shall operate to release any claim by the Seller arising out of or relating to the Purchaser’s obligations to such party under this Agreement or any Ancillary Agreement.

9.7  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the state of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any of the Chosen Courts for the purpose of any claim or cause of action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such claim or cause of action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that the claim or cause of action is brought in an inconvenient forum, that the venue of the claim or cause of action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Chosen Courts.

9.8  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.9  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

9.10   Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

9.11   Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements.

9.12   Confidentiality. In consideration of the benefits of this Agreement to the Seller and in order to induce the Purchaser to enter into this Agreement, the Seller hereby covenants and agrees that from the date of this Agreement he, and his Affiliates, shall keep confidential and not disclose to any other Person (other than their advisors) the terms of this Agreement or use for their own benefit or the benefit of any other Person any information regarding the Company.

9.13   Press Release and Announcements. Unless required by Law or the rules or regulations of any United States or foreign securities exchange or listing authority based on advice of counsel (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the Purchaser and the Seller.

9.14   Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

9.15   Specific Performance. Without limiting the rights of a Party to pursue all other legal and equitable rights available to such Party for another Party’s failure to perform its obligations under this Agreement, the Parties acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

9.16   Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

SAFE-T USA INC.

By:	/s/ Shai Avnit

Name: Shai Avnit

Title: Secretary

COMPANY:

Chi Cooked LLC

By:	/s/ Kyle Exline

Name: Kyle Exline

Title: Manager

SELLER:

/s/ Kyle Exline

Kyle Exline

EXECUTION COPY

Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“2020 Audit Completion Date”: as set forth in Section 2.4.

“Accounting Referee”: KMPG or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed on by the Seller and the Purchaser.

“Accounts Receivable”: all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business.

“Actual Closing Working Capital”: the Company’s Working Capital as of the Closing Date, as determined by the Purchaser based on the Company’s books and records audited in connection with preparing the Audited 2020 FS.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparent, such Person’s spouse, the grandparent of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement”: as set forth in the introductory paragraph.

“Ancillary Agreements”: shall mean the Seller Services Agreement, the Service Provider Agreements and the other documents, certificates, instruments and agreements to be entered into pursuant hereto and thereto.

“Audited 2020 FS”: as set forth in Section 2.4.

“Balance Sheet”: Company’s balance sheet prepared in accordance with IFRS.

“Balance Sheet Date”: October 31, 2020.

“Business”: the business of providing dedicated data center and residential proxies.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Relationships”: as set forth in Section 5.5.2.

“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Cash”: means (a) the amount of all unrestricted cash on hand at the Company and in its bank, lock box and other accounts, minus (b) the amount necessary to cover all issued (whether by or to the Company) but uncleared checks, drafts, wire transfers or other instruments.

“CERCLA”: the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing”: as set forth in Section 2.2.

“Closing Consideration”: as set forth in Section 2.3.

“Closing Date”: as set forth in Section 2.2.

“Code”: the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company”: as set forth in the introductory paragraph.

“Company Licensed Intellectual Property”: as set forth in Section 3.16.1.

“Company Owned Intellectual Property”: as set forth in Section 3.16.1.

“Company Real Property”: any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company Securities”: as set forth in Section 3.4.1.

“Confidential Information”: as set forth in Section 5.5.6.

“Contracts”: contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written or oral, other than the Plans.

“Damages”: any and all debts, losses (including diminution in value), claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any action in connection therewith, and the assertion of any claims under this Agreement, and the cost of any Tax, interest, penalty or addition to Tax.

“Direct Claim”: as set forth in Section 8.4.2.

“DPA”: as set forth in Section 3.30.

“Earn-Out and Working Capital Adjustment Amount”: as set forth in Section 2.5.1.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate”: any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code whether or not such Person is engaged in a trade or business.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority”: any supra-national, federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“IFRS”: International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time.

“Indebtedness”: with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables and other current liabilities incurred or arising in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to tangible property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables and other current liabilities incurred or arising in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (l) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity of such Person or any warrants, rights or options to acquire such equity, (m) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or guarantee thereof, and (n) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course). The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. Notwithstanding anything to the contrary set forth above, for avoidance of doubt, “Indebtedness” shall not include any (x) trade payables (including notes payable) or other current liabilities reflected on the Company’s financial statements or incurred by the Company after the Balance Sheet Date in the Ordinary Course and (y) amounts received by the Company in connection with its application for, or receipt of, a loan under the Paycheck Protection Program established by the United States Small Business Administration. “Indemnified Party”: as set forth in Section 8.4.1.

“Indemnifying Party”: as set forth in Section 8.4.1.

“Intellectual Property Right”: all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Company or used or held for use by such Person in connection with its respective business.

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“IRS”: the Internal Revenue Service.

“IT Systems”: all software, communications devices, computer systems, servers, network equipment, point of sale systems, Company websites and other electronic hardware used, owned, leased or licensed by the Company.

“Knowledge Person”: means the Seller.

“Law”: any supra-national, federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority, in each case as in effect as of the Closing Date.

“Leased Real Property”: as set forth in Section 3.14.1.

“Liabilities”: as set forth in Section 3.6.

“Lien”: with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Material Adverse Effect”: any change or effect that is or would reasonably be expected to be materially adverse to (a) the Business, assets, liabilities, condition (financial and other), or results of operations the Company, or (b) the ability of the Seller to timely perform their respective obligations under this Agreement or the Ancillary Agreements, except to the extent resulting from (x) changes in general economic, regulatory, financial or political conditions, (y) changes affecting the Company’s industry generally or (z) changes in Law.

“Material Contract”: as set forth in Section 3.10.2.

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“October 2020 Results”: Company’s records and report of its financial results for the period commenced on January 1, 2020 and ended on October 31, 2020 delivered to the Purchaser by the Company and approved by the Purchaser prior to the Closing Date.

“Operating Income”: the Company’s operating profit during a specified period as calculated pursuant to IFRS, and after the exclusion of non-cash costs similar to the costs which are excluded in the Parent’s Non-IFRS adjustment section under the Parent’s Management Discussion and Analysis section as part of the Parent’s audited financial statements for th year ending December 31, 2021 included in its Form 20-F to be filed with the SEC.

“Ordinary Course”: with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person, and (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Order”: any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered by or with a Governmental Authority, in each case whether preliminary or final.

“OSHA”: the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Organizational Documents”: means the certificate of formation, charter, memorandum and articles, bylaws, operating agreement and all other governing documents of an entity, as applicable, in each case as amended.

“Parent”: as set forth in Section 2.5.2.

“Parent ADSs”: as set forth in Section 2.5.2.

“Participate In”: as set forth in Section 5.5.1.

“Parties”: as set forth in the introductory paragraph.

“Permit”: shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens”: (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Balance Sheet; and (c) Liens set forth on Schedule 5.1.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

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“Personal Information”: data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Plans”: as set forth in Section 3.18.1.

“Policies”: as set forth in Section 3.11.

“Post-Closing Tax Period”: means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Liabilities”: as set forth in Section 6.3.1.

“Pre-Closing Tax Period”: means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Proceeding”: as set forth in Section 6.4.1.

“Privacy Rights”: rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware.

“Public Software”: any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License”: any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.

“Purchased Membership Interests”: as set forth in Recital B.

“Purchaser”: as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”: as set forth in Section 8.2.1.

“Registration Statement”: as set forth in Section 2.5.3.

“Restricted Party”: as set forth in Section 5.5.1.

“Restricted Period”: as set forth in Section 5.5.1.

“Revenues”: gross revenues of the Company during a specified period as determined using IFRS.

“SEC”: as set forth in Section 2.5.3.

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“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller”: as set forth in the introductory paragraph.

“Seller Indemnified Parties”: as set forth in Section 8.3.1.

“Seller Services Agreement”: as set forth in Section 2.8.1.

“Selling Expenses”: all of the fees and expenses incurred by or on behalf of the Company or the Seller in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or relating to the negotiation, preparation or execution of this Agreement or any Ancillary Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, including (a) all brokers’ or finders’ fees, (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (c) all stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to current or former managers, directors, partners, employees and other service providers of the Company paid or payable (including the employer portion of any employment or payroll Taxes incurred in connection with the amounts described in this clause (d)).

“Service Provider Agreements”: as set forth in Section 2.8.2.

“Subsidiary”: with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”: as set forth in Section 8.2.2.

“Tax”: (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, social security quotas, or windfall profit tax, withholding on amounts paid to or by the Company or any of its Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Company or any of its Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any of its Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company or any of its Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

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“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with, submitted to, or required to be retained by the Company by, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”: all existing Tax sharing agreements or arrangements (whether oral or written) binding the Company or any of its Affiliates.

“Third-Party Claim”: any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Transaction Consideration”: an amount equal to the total of: (a) the Closing Consideration, and (b) the Earn-Out Amount and Working Capital Adjustment Amount.

“Working Capital”: an amount equal to current assets of the Company less the amount of current liabilities of the Company as of a specified date, expressed as a negative number if current liabilities exceed current assets, calculated according to IFRS, provided, however, that such calculation shall be based on adjustments of non-IFRS items similar to the non-IFRS items in the Parent’s Non-IFRS adjustment section under the Parent’s Management Discussion and Analysis section as part of the Parent’s annual report for its fiscal year ending December 31, 2020 included in its Form 20-F to be filed with the SEC. Notwithstanding anything to the contrary, the revenues, as well as all other expanses or costs, should be measured according to IFRS basis only.

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